Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
City National Rochdale International Trade Fixed Income Fund

We have audited the accompanying statement of assets and liabilities of City National Rochdale International Trade Fixed Income Fund (formerly, the Rochdale International Trade Fixed Income Fund) (the "Fund"), including the schedule of investments, as of June 30, 2014, and the related statements of operations and cash flows for the year then ended, and the statement of changes in net assets and the financial highlights for the year ended June 30, 2014 and for the period August 1, 2012 (commencement of operations) to June 30, 2013. These financial statements and financial highlights are the responsibility of the Fund's Management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of cash and investments owned as of June 30, 2014, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the City National Rochdale International Trade Fixed Income Fund as of June 30, 2014 and the results of its operations and cash flows for the year then ended and the changes in net assets and its financial highlights for the year ended June 30, 2014 and for the period August 1, 2012 (commencement of operations) to June 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements under subsequent events, on August 27, 2014, the Board approved a plan of liquidation to redeem all outstanding shares of the Fund.

/s/ PKF O'Connor Davies
A Division of O'Connor Davies, LLP

New York, New York
August 27, 2014